Exhibit 9

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING	1501 K STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE 202 736 8000 FACSIMILE 202 736 8711 www.sidley.com FOUNDED 1866	LOS ANGELES
BRUSSELS		NEW YORK
CHICAGO		SAN FRANCISCO
DALLAS		SHANGHAI
GENEVA		SINGAPORE
HONG KONG		TOKYO
LONDON		WASHINGTON, D.C.

December 28, 2004

Merrill Lynch Series Fund, Inc.
800 Scudders Mill Road
Plainsboro, NJ 08536

Ladies and Gentlemen:

        This opinion is being furnished in connection with the registration by Merrill Lynch Series Fund, Inc., a Maryland corporation (the “Corporation”), of an indefinite number of shares of common stock, designated Class I, Class II, and Class III, par value $0.10 per share, of the Corporation (the “Shares”) under the Securities Act of 1933, as amended, which registration is being effected pursuant to a registration statement on Form N-1A (File Nos. 2-69062 and 811-3091), as amended (the “Registration Statement”).

        As Maryland counsel for the Corporation, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Charter of the Corporation, the By-Laws of the Corporation, and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Corporation.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and statement of additional information constituting a part thereof.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP Sidley Austin Brown & Wood LLP